UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 27, 2008

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3298884
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 2101, San Francisco,	CA 94111
(Address of principal executive offices)	(Zip Code)

(415) 788-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2008, CAI International, Inc., a Delaware corporation (the “Company”), increased the maximum total commitment available under that certain Second Amended and Restated Revolving Credit Agreement by and among the Company, Container Applications Limited, a wholly owned subsidiary of the Company organized under the laws of Barbados (“CAI Barbados”), Sky Container Trading, Inc., a California corporation and wholly owned subsidiary of the Company (the “Guarantor”), various financial institutions (collectively, the “Lenders”), Bank of America, N.A. as the -administrative agent (the “Administrative Agent”) and Union Bank of California, N.A. as the co-agent for itself and the other Lenders (the “Co-Agent”), dated as of September 25, 2007 (as amended by Amendment No. 1 to that certain Second Amended and Restated Revolving Credit Agreement dated as of February 26, 2008) (collectively, the “Credit Agreement”) from an aggregate principal amount of $265,000,000 to $290,000,000 (the “Facility Increase”). The Facility Increase was made pursuant to Section 2.11 of the Credit Agreement, which permits the Company to request an increase in the total commitment available under the Credit Agreement by an amount not to exceed $50,000,000, provided that no default or event of default exists either before or immediately after giving effect to the increase. As such, the Facility Increase did not require any further amendment to the Credit Agreement.

On May 30, 2008, the Company issued a press release announcing the closing of the First Amendment. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: May 30, 2008	By:	/s/ VICTOR M. GARCIA
Name: Victor M. Garcia Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 30, 2008